October 27, 2025 Exhibit 99.2

Park National Bank welcomes First Citizens National Bank in strategic partnership

NEWARK, OH and DYERSBURG, TN ‒ Park National Corporation (“Park”) (NYSE AMERICAN: PRK) and First Citizens Bancshares, Inc. (“FIZN”) (OTCEM: FIZN) have signed a definitive merger agreement, pursuant to which FIZN will merge with and into Park (the “parent merger”). Following the parent merger, First Citizens National Bank (First Citizens), the bank subsidiary of FIZN, will merge with and into Park’s bank subsidiary, The Park National Bank (the “bank merger”). After closing, First Citizens’ CEO and President, Jeff Agee, will lead the new Tennessee Region of Park National Bank. One current FIZN director will join Park’s Board of Directors, and Park will maintain First Citizens’ current two local community advisory boards. Park will continue First Citizens’ strong legacy of community support through local partnerships, investment and engagement, and will maintain First Citizens’ philanthropic commitments to organizations across its footprint.

Among the many benefits of the merger, First Citizens gains greater lending capacity through its partnership with Park, an increasingly important component of its service to commercial and small business customers. It also gains the potential to broaden its offerings to include other financial services not currently available to its customers. FIZN had $2.6 billion in assets as of September 30, 2025. It operates 24 banking offices in the state of Tennessee.

“Partnering with Park is a natural and strategic step forward for our bank—one that reflects our commitment to our teammates, customers, communities, and shareholders,” said Jeff Agee, First Citizens’ Chairman and CEO. “Together, we’re building a stronger, more impactful organization that will enhance our customers’ experience, create meaningful opportunities for our teammates and extend our ability to serve more communities. Park’s values and culture are deeply aligned with ours, and we believe this partnership is the right move for our future.”

“We’re delighted to welcome the exceptional bankers at First Citizens to the Park team,” said Park Chairman and CEO David Trautman. “We look forward to serving alongside them as we help more customers and communities flourish.”

Park is a well-capitalized organization with more than a century of community banking success in Ohio. Recently, it has expanded its presence in the Carolinas and other regions. In 2024, it relocated its Louisville (KY) office to a larger office, added two new offices in Columbus (OH) and opened de novo commercial loan production offices in Greensboro and Raleigh (NC).

“We’ve long seen Tennessee as a compelling market and were intentional about waiting for the right opportunity to expand,” said Park President Matthew R. Miller. “This partnership is the right fit at the right time. It aligns with our long-term growth strategy and positions us to serve more people in meaningful ways. Our teams share core values, a strong cultural alignment and a genuine commitment to serving others.”

Based on the financial results as of September 30, 2025, the combined company will have pro forma total assets of $12.5 billion, deposits of $10.5 billion, and loans of $9.6 billion. Upon closing of the transaction, Park will have more than 100 branches, as well as loan production offices, in Kentucky, Ohio, the Carolinas and Tennessee.

Under the terms of the merger agreement, which has been unanimously approved by the board of directors of both companies, Park will issue approximately 1.99 million shares to acquire FIZN in an all-stock transaction.
Park National Corporation 50 N. Third Street, Newark, Ohio 43055 parknationalcorp.com

Specifically, FIZN shareholders will have the right to receive 0.52 shares of Park common stock for each share of FIZN common stock owned. Based upon Park’s market close price of $159.54 as of October 24, 2025, the implied FIZN per share price is $82.96 with an aggregate transaction value of approximately $317.3 million, valuing FIZN at a price to tangible book value per share of 168% and a price to trailing twelve months earnings per share of 13.5 times. The pay-to-trade ratio is an attractive 76%, calculated as transaction tangible book value multiple divided by Park’s standalone tangible book value multiple. Upon completion of the combination, the shares issued to FIZN shareholders are expected to comprise approximately 11% of the outstanding shares of the combined company.

Excluding certain merger-related charges, the transaction, with cost savings fully phased in, is anticipated to be approximately 15% accretive to 2026 earnings per share, and slightly accretive to tangible book value per share. The merger is subject to a number of customary conditions, including the approvals of the appropriate regulatory authorities and approval by the shareholders of FIZN. It is expected that the transaction should be completed during the first quarter of 2026.

In connection with the execution of the definitive agreement and plan of merger, all the directors and named executive officers of FIZN have entered into support agreements pursuant to which they have agreed to vote their shares in favor of the merger.

Piper Sandler & Co. is serving as lead financial advisor to Park National Corporation and Squire Patton Boggs (US) LLP is serving as legal advisor to Park National Corporation. Hovde Group, LLC also served as financial advisor to Park National Corporation.

Olsen Palmer LLC is serving as financial advisor and Husch Blackwell LLP is serving as legal advisor to First Citizens Bancshares, Inc.

Headquartered in Newark, Ohio, Park National Corporation has $9.9 billion in total assets (as of September 30, 2025). Park's banking operations are conducted through its subsidiary, The Park National Bank. Other Park subsidiaries are Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Financial Services Company (d.b.a. Guardian Finance Company), Park Investments, Inc. and SE Property Holdings, LLC.

Headquartered in Dyersburg, Tennessee, First Citizens Bancshares, Inc. has $2.6 billion in total assets (as of September 30, 2025) and is the holding company of First Citizens National Bank.

Park National Bank media contact: Michelle Hamilton, 740-340-6014, media@parknationalbank.com

First Citizens National Bank media contact: Sandy Tarkington, 731-287-4278, starkington@firstcnb.com

Investor contact: Brady Burt, 740-322-6844, investor@parknationalbank.com

IMPORTANT INFORMATION ABOUT THE MERGER
In connection with the proposed merger, Park will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a Proxy Statement of FIZN and a prospectus of Park, as well as other relevant documents concerning the proposed merger. SHAREHOLDERS OF FIZN ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PARK, FIZN AND THE PROPOSED TRANSACTION.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Park and First Citizens, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Park at the “Investor Relations” section of Park's website at www.parknationalcorp.com or from First Citizens at the “Investor Relations” section of First Citizens website at www.firstcnb.com. Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Park National
Park National Corporation 50 N. Third Street, Newark, Ohio 43055 parknationalcorp.com

Corporation, 51 North Third Street, P.O. Box 3500, Newark, OH 43058-3500, Attention: Brady Burt, Telephone: (740) 322-6844 or to First Citizens Bancshares, Inc., PO Box 370, Dyersburg, TN 38025-0370, Attention: Laura Beth Butler, Telephone: (731) 288-4580.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The communication is not a substitute for the Registration Statement that will be filed with the SEC or the Proxy Statement/Prospectus that will be sent to FIZN shareholders.

Forward-Looking Statement
Certain statements in this current report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, which statements involve inherent risks and uncertainties. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of Park and First Citizens, respectively, with respect to the proposed transaction, the strategic benefits and financial benefits of the proposed transaction, including the expected impact of the proposed transactions on the combined company’s future financial performance (including anticipated accretion to earnings per share, the tangible book value earn-back period and other operating and return metrics), the timing of the closing of the proposed transaction, and the ability to successfully integrate the combined businesses. Such statements are often characterized by the use of qualified words (and their derivatives) such as “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project” and “intend,” as well as words of similar meaning or other statements concerning opinions or judgment of Park or First Citizens or their respective management about future events. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results expressed or implied by such forward-looking statements.

Such risks, uncertainties and assumptions include, among others: the possibility that shareholders of First Citizens may not approve the Merger Agreement; the risk that a condition to closing of the Merger may not be satisfied, that either party may terminate the Merger Agreement or that the closing of the Merger might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of First Citizens into those of Park; the effects of the Merger on Park’s future financial condition, results of operations, strategy and plans; and regulatory approvals for the transaction.

These factors are not necessarily all of the factors that could cause Park, First Citizens, or the combined company’s actual results, performance or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm Park’s, First Citizens’, or the combined company’s results.

Although each of Park and First Citizens believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of Park or First Citizens will not differ materially from any projected future results expressed or implied by such forward-looking statements. Additional factors that could cause results to differ materially from those described above can be found in each of Park’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2024, quarterly reports on Form 10-Q, and other documents subsequently filed by Park with the Securities Exchange Commission (“SEC”). The actual results anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on Park, First Citizens or each of their respective businesses or operations. Investors are cautioned not to rely too heavily on any such forward-looking statements. Park and First Citizens urge you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by Park and First Citizens. Forward-looking statements speak only as of the date they are made, and Park and First Citizens undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

Proxy Solicitation
FIZN and certain of its directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from FIZN’s shareholders in favor of the approval of the proposed merger. Information about the directors and executive officers of FIZN and their ownership of FIZN common stock, as well as information regarding the interests of other persons who may be deemed participants in the transaction, may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described above.

Park National Corporation 50 N. Third Street, Newark, Ohio 43055 parknationalcorp.com